EXHIBIT 11.4



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                                                      EXHIBIT 11.4



                         AVON PRODUCTS, INC.
      COMPUTATION OF PROFORMA FULLY DILUTED INCOME PER SHARE
               (In millions, except per share data)


                                                  Three months ended
                                                      March 31
                                                  ------------------
                                                  1996          1995
                                                  ----          ----

Weighted average shares of common stock:

Weighted average shares outstanding during
  the period..................................  67.254        68.676
Common stock equivalents......................    .420          .125
                                               -------       -------
     Subtotal.................................  67.674        68.801

Proforma effect of the two-for-one stock
  split*......................................  67.674        68.801
                                               -------       -------

Weighted average shares for proforma fully
  diluted income per share computation........ 135.348       137.602
                                               =======       =======

Net income.................................... $  37.7       $  34.4
                                               =======       =======

Proforma fully diluted income per share....... $   .28       $   .25
                                               =======       =======

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 *At the Annual Meeting on May 2, 1996, the shareholders approved an amendment to the Company's Certificate of Incorporation to increase the number of shares of common stock authorized from 200 million to 400 million and decrease the par value per share from $.50 to $.25.

  Also on May 2, 1996, the Company's Board of Directors authorized a two-for-one stock split in the form of a 100 percent stock dividend to be distributed on or about June 3, 1996 to shareholders of record after the close of business on May 15, 1996.

  The proforma effect of the two-for-one stock split is to double the the weighted average shares outstanding and common stock equivalents during the period.